AMENDED CERTIFICATE OF DESIGNATION, PREFERENCES
                   AND RIGHTS OF THE SERIES E PREFERRED STOCK
                                       OF
                               CEL-SCI CORPORATION


    I, Patricia B. Prichep, the Senior Vice President of Operations of CEL-SCI Corporation, a corporation organized and existing under the laws of Colorado, DO HEREBY CERTIFY:

    That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of this Corporation, the Board of Directors on August 16, 2001, adopted a resolution amending this Corporation's Series E Preferred Shares, $0.01 par value per share.

      The relative rights and preferences of the Series E Preferred Shares, as amended, are as follows:

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company's 6% Series E Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 6,288. Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value of $1,000 (the "Stated Value"). Each holder of Preferred Stock is referred to herein as a "Holder" and more than one such Holder is referred to as "Holders".

Section 2.  Dividends.
            ---------

(a) Holders shall be entitled to receive, out of funds legally available therefore, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable in cash on each successive third month anniversary of the Original Issue Date for so long as such share shall be outstanding, commencing on the third month anniversary of the Original Issue Date (each such third month anniversary of the Original Issue Date is referred to herein as a "Dividend Payment Date"). Dividends on the Preferred Stock shall be calculated on the basis of a 360- day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividend that are not paid within three Business Days (as defined in Section 8) following its Dividend Payment Date shall continue to accrue and shall entail a late fee of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

(b) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any of its securities other than as permitted or required under
Section 6, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on

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preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any securities of the Company other than the Preferred Stock, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any securities of the Company other than the Preferred Stock.

Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of the assets of the Company or the effectuation by the Company of a Change of Control Transaction (as defined in Section 7) that are covered by a specific paragraph of Section 5 shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 5.  Conversion.
            ----------

(a)(i) Conversions of Preferred Stock Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iv)) at the Conversion Ratio (as defined in Section 7), at the option of the Holder, at any time and from time to time from and after the Original Issue Date; provided, that the total number of shares of Common Stock issuable upon conversion in full of a share of Preferred Stock (and all such shares in the aggregate) will not exceed the number of shares specified in
Section 5(a)(ii). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, number of shares of Preferred Stock owned giving effect to such conversion sequent to the conversion and the date on which such conversion is to be effected, which date may not be prior to the date the Holder

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delivers such Conversion Notice by facsimile (the "Conversion Date"). The number of shares of Preferred Stock shown as owned by the Holder prior to and giving effect to a conversion shall control absent manifest or mathematical error. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. To effect conversions of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted, in which event the Holder shall promptly following the Conversion
Date deliver such certificate of Preferred Stock to or as directed by the Company for cancellation.

(ii)   Number of Shares Issuable Upon Conversion.
       -----------------------------------------

                  (A) Subject to the provisions of Section 5(a)(ii)(B), Section 5(a)(iii) and Sections 5(c)(ii), (iii) and (v) the total number of shares of Common Stock issuable upon conversion in full of each share of Preferred Stock shall not exceed 923 shares and the total number of shares of Common Stock issuable upon conversion in full of all of the shares of Preferred Stock shall not exceed 5,801,481 shares, in either case unless agreed in writing by the Company and the Holders. Notwithstanding the foregoing, the limitations and caps set forth in the immediately preceding sentence are subject to automatic adjustment in accordance with Section 5(a)(ii)(B) and as a result of adjustments to the Initial Conversion Price under Sections 5(c)(ii), (iii) and (iv).

                  (B) If at any time during the 90 days following the Original Issue Date the Company shall issue securities or enter into an arrangement to issue securities in connection with a Capital Raising Transaction (as defined in Section 7) or to any Person participating directly or indirectly in such Capital Raising Transaction during such period, then the number of shares of Common Stock issuable upon conversion in full of all shares of Preferred Stock in accordance with Section 5(a)(ii)(A) shall be increased automatically to a number of shares equal to the quotient obtained by dividing the original total Stated Value for all shares of Preferred Stock then outstanding by the price per share or the average weighted price per share of Common Stock, as applicable, offered, issued or sold in such Capital Raising Transaction. If the Company receives less than an aggregate of $2 million in a Capital Raising Transaction or series of Capital Raising Transactions then the reset contemplated in this paragraph shall be effected on the 90th day after the Original Issue Date. If, however, at any time during the 90 days following the Original Issue Date, the Company receives an aggregate of $2 million in a Capital Raising Transaction or series of Capital Raising Transactions, then the reset contemplated in this paragraph shall be effected at such time (during the 90 days following the Original Issue Date) that an aggregate of $2 million is raised. If the Capital Raising Transaction involves the issuance of any convertible or exchangeable securities, warrants, options, rights or other securities that entitle the holder thereof at any time during the life of such security to receive shares of Common Stock (including as a result of repricing, resetting or other adjustment features contained therein), the price per share of Common Stock shall equal the lowest price at which Common Stock may ever be issued under such transaction or security. Any adjustment to the total number of shares of Common Stock issuable upon conversion in full of the Preferred Stock shall also automatically adjust the

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number of shares of Common Stock issuable upon conversion in full of each share of Preferred Stock.

                  (iii)  Automatic Conversion.
                         --------------------

                  (A) Subject to the provisions of this paragraph, all outstanding shares of Preferred Stock for which Conversion Notices have not previously been received or for which redemption has not been made hereunder shall be automatically converted on the second anniversary of the Original Issue Date, subject to extension as may be required under the provisions of this
Section 5(a)(iii) (such date, as may be extended, the "Automatic Conversion Date") into a number of shares of Common Stock equal to 200% of the quotient obtained by dividing (x) the Stated Value of all outstanding shares of Preferred Stock as of the Automatic Conversion Date by (y) the Conversion Price in effect on the Automatic Conversion Date (the "Automatic Conversion Shares"). In addition, on the second anniversary of the Original Issue Date (whether or not such date is also the Automatic Conversion Date), the Company will issue to each Holder a Common Stock purchase warrant in the form of the attached Exhibit C, entitling such Holder to acquire an aggregate number of additional shares of Common Stock equal to 33% of the Automatic Conversion Shares (this calculation will assume that the second anniversary of the Original Issue Date is the same date as the Automatic Conversion Date, whether or not actually the case) at an exercise price per share equal to 110% of the VWAP (as defined in Section 7) of the Common Stock for the five days preceding the second anniversary of the Original Issue Date. The Automatic Conversion Date, but not the obligation to issue the warrant described in the immediately preceding sentence, shall be extended while and shall not occur without the consent of the Holder at such time as (a) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (b) the Company shall have defaulted in any material respect on its covenants and obligations hereunder. In addition, (A) the Automatic Conversion Date, but not the obligation to issue the warrant described in this paragraph shall be extended (on a day-for-day basis) for any Trading Day(s) following the 30th day after the Original Issue Date that a Holder is not permitted to resell Underlying Shares under a Registration Statement due to (a) the Common Stock not being listed or quoted for trading on the AMEX (as defined in Section 7), or (b) the suspension of the Holder's right to resell Underlying Shares thereunder; and (B) automatic conversion, whether or not on the Automatic Conversion Date shall be suspended as to a Holder to the extent that the provisions of Section 5(a)(iv) would preclude such Holder from receiving all of the Automatic Conversion Shares by reason of the limitations set forth in Section 5(a)(iv) or if, as a result of such automatic conversion, such Holder would otherwise become the beneficial owner (as determined in accordance with Section 13(d) under the Exchange Act) of in excess of 9.99% of the outstanding shares of Common Stock giving effect to such conversion. In the event that automatic conversion is suspended as a result of the provisions of clause (B) of the immediately preceding sentence, the Conversion Price hereunder shall automatically be fixed (subject only to the anti-dilution provisions herein) to the Conversion Price determined on the Automatic Conversion Date and the shares of Preferred Stock not converted on such Automatic Conversion Date as a result of the 9.99% limitation shall be convertible into shares of Common Stock at such fixed Conversion price. Upon the occurrence of any of the events described in this paragraph that causes an extension of the Automatic Conversion Date (other than the operation of the 9.99% limitation), the Company shall immediately notify the Holders and the dividends payable to the Holders as set forth in Section 2 shall be immediately increased to 20% per annum for the duration of the extension of the Automatic Conversion Date and such dividend payment shall be subject to the terms of Section 2.

                  (iv) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of shares of Preferred Stock is hereby limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock beneficially owned by such Holder and its affiliates giving effect to such conversion does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock. For such purposes, beneficial ownership shall be determined in accordance with
Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by a Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. The limitations set forth in this Section will not apply in determining the number of shares of Common Stock or other securities issuable to a Holder as a result of a merger, acquisition or consolidation of or by the Company that results in an issuance of Common Stock or other securities to all shareholders or to an issuance of securities as a result of a reclassification of the Common Stock. A Holder may waive the provisions of this Section as to itself and no other Holder upon 61 days prior notice to the Company.

            (b)(i) Not later than four Trading Days after each Conversion Date, the Company will deliver to the Holder, to an address in the United States, a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those specifically required by the Exchange Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fourth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return any certificates representing the shares of Preferred Stock tendered for conversion.

                  (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fourth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such fourth Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fourth Trading Day after the Conversion Date, and if after such fourth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

            (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "Conversion Price") equals the lesser of (i) $5.00 (the "Initial Conversion Price") and (ii) 93% of the Per Share Market Values for the five Trading Days immediately preceding a Conversion Date provided, that (1) such five Trading Day period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock is suspended by AMEX or a Subsequent Market on which the Common Stock is then listed, or (B) after the date declared effective by the Commission, a Registration Statement is either not effective or the Prospectus included in the Registration Statement may not be used by the Holder for the resale of Underlying Shares, except that, if a Holder is eligible to resell Underlying Shares under Rule 144 then the five Trading Day period shall not be extended in the event a Registration Statement is either not effective or the Prospectus included in the Registration Statement may not be used by the Holder for resale of Underlying Shares and (2) the Conversion Price is subject to adjustment in accordance with the provisions of Section 5(c).

            (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on any of its securities other than the Preferred Stock that is payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Company, then the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

            (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Initial Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

            (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (vi) Whenever the Initial Conversion Price or the Conversion Price is adjusted pursuant to Section 5(c)(ii)- (iv) the Company shall promptly mail to each Holder, a notice setting forth the Initial Conversion Price or Conversion Price (as applicable) applicable after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

            (vii) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

            (viii) In case of any merger or consolidation of the Company with or into another Person, or sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock or convertible debentures with such aggregate stated value or in such face amount, as the case may be, equal to the Stated Value of the shares of Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock or debentures shall have terms identical (including with respect to conversion) to the terms of the Preferred Stock (except, in the case of

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debentures, as may be required to reflect the differences between debt and equity) and shall be entitled to all of the rights and privileges of a Holder of Preferred Stock set forth herein and the agreements pursuant to which the Preferred Stock was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock or convertible debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction, the Conversion Ratio immediately prior to the effectiveness or closing date for such transaction and the Conversion Price stated herein. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. A Holder may only exercise the rights set forth in this
Section 5(c)(ix) with respect to a single event giving rise to such rights.

            (x) If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

            (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

            (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing sales price of the Common Stock on such date. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

            (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

            (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued as shares of Series E Preferred Stock but shall return to the status of authorized but unissued shares of preferred stock.

            (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 8229 Boone Boulevard, Suite 802, Vienna, VA 22182, Facsimile No.:
(703) 506-9471, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to
5.00 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

      Section 6.  Redemption.
                  ----------

            (1)   Optional Redemption.
                  -------------------

            (a) Subject to the provisions of this Section 6, from and after the Original Issue Date until the second anniversary of the Original Issue Date, the Company shall have the right, upon a minimum of 30 calendar days' and a maximum of 40 calendar days' prior notice to the Holders (an "Optional Redemption Notice") to redeem all or any portion of the shares of Preferred Stock which have not previously been redeemed or for which redemption is not due or Conversion Notices shall not have been delivered or the Automatic Conversion Date shall not have occurred, at a price equal to the Optional Redemption Price (as defined in Section 7). The Company shall state in the Optional Redemption Notice, the date on which it intends to redeem any applicable shares of Preferred Stock and such specified date shall be (the "Optional Redemption Date").

            (b) The Company may only deliver an Optional Redemption Notice if:
(i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is sufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding, (ii) the Underlying Shares then outstanding are registered for resale pursuant to an effective Registration Statement pursuant to which the Holders are permitted to sell Underlying Shares or the Underlying Shares may be resold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, and
(iii) the Common Stock is listed for trading on the AMEX or on a Subsequent Market. A Holder may convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the shares of Preferred Stock subject to an Optional Redemption Notice delivered for conversion at any time on or prior to the Optional Redemption Date.

            (c) The entire Optional Redemption Price shall be paid in cash by the 3rd Trading Day following the Optional Redemption Date. Failure by the Company to pay any portion of the Optional Redemption Price when due shall, at the option of the Holder subject thereto, result in the invalidation ab initio of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Company shall thereafter have no further rights to optionally redeem any shares of Preferred Stock. In such event, the Company shall, at the option of the Holder, either, (i) not later than three Trading Days from receipt of Holder's request for such election, return to the Holder all of the shares of Preferred Stock for which such Optional Redemption Price has not been paid in full (the "Unpaid Redemption Shares") or (ii) convert all or any portion of the Unpaid Redemption Shares in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Company shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

            (2)   Redemption Upon Triggering Event

      If the Company shall fail for any reason to file with the Commission, a new Registration Statement as may be required under Section 4.1(c) of the Exchange Agreement by the fiftieth day (50th) day after the receipt of an SEC Notice ("Triggering Event") (SEC Notice is defined in the Exchange Agreement), then each Holder (in addition to all other rights it may have hereunder or under applicable law) shall have the right exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock and Underlying Shares then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount plus (ii) the product of
(A) the number of Underlying Shares issued in respect of conversions hereunder and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Redemption Price"). The Redemption Price shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder. If the Company fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

     Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

            "AMEX" shall mean the American Stock Exchange.

     "Business Day" means any day except Saturday, Sunday, the day following Thanksgiving and any day which shall be a federal legal holiday or a day on which banks in the State of New York or the State of Colorado are authorized or required by law or other governmental actions to close.

            "Capital Raising Transaction" shall mean the first transaction or series of transactions wherein, in the aggregate,: (i) the Company receives up to $2,000,000 in connection with the Company's issuance of its Common Stock or Common Stock Equivalents or agreement to so issue and (ii) the Company is required in connection with such transaction or series of transactions, to register for resale any such securities.

            "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

            "Commission" means the Securities and Exchange Commission.
             ----------

            "Common Stock" means the Company's common stock, par value $0.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Common Stock Equivalents" shall mean any share of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock

            "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value (or Excess Stated Value, as the case may be) and the denominator of which is the Conversion Price at such time.

            "Effective Date" means the date that the Registration Statement is declared effective by the Commission.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exchange Agreement" means the Securities Exchange Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Mandatory Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value or (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event and
(ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

            "Optional Redemption Price" means the sum of (a) all accrued and unpaid dividends and liquidated damages on or in respect of the shares of Preferred Stock (or portion thereof to be redeemed) plus (b) (i) if the Optional Redemption Date for such redemption occurs prior to the 30th calendar day preceding the second anniversary of the Original Issue Date, 120% of the Stated Value of Preferred Stock to be redeemed and (ii) if the Optional Redemption Date for such redemption occurs on or after the 30th calendar day preceding the second anniversary of the Original Issue Date, 100% of the Stated Value of Preferred Stock to be redeemed.

            "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

            "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the AMEX or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the AMEX or on such Subsequent Market on the date nearest preceding such date, or
(b) if the shares of Common Stock are not then listed or quoted on the AMEX or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

            "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Registration Rights Agreement" shall have the meaning set forth in the Exchange Agreement.

            "Registration Statement" means the Registration Statements (as defined in the Exchange Agreement), the Amendment (as defined in the Exchange Agreement) or any additional registration statement that meets the requirements of the Registration Rights Agreements and registers the resale of all Underlying Shares by the Holders as named "selling stockholder" thereunder.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Subsequent Market" shall mean any of the Nasdaq National Market, New York Stock Exchange or Nasdaq SmallCap Market.

            "Trading Day" means (a) a day on which the shares of Common Stock are traded on the AMEX or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on the AMEX or a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC

Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

            "VWAP" means the daily volume weighted average price (as reported by Bloomberg Financial L.P. using the "HP" function for the date in question (it being understood that the average of the VWAP's for a certain number of Trading Days shall be obtained by using the "HP" function)) of the Common Stock on the date in question, or if there is no such price on such date, then the daily volume weighted average price on the date nearest preceding such date.

                                    EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned Holder of 6% Series E Convertible Preferred Stock of Cel-Sci Corporation (the "Company") hereby elects to convert the number of such preferred shares indicated below, into shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:      Date to Effect Conversion


                              Stated Value of shares of Preferred Stock to be Converted


                              Number of shares of Preferred Stock remaining after Conversion

                              Number of shares of Common Stock to be Issued

                              -----------------

                              Number of shares of Common Stock to Which Remain Issuable following this Conversion

                              ------------------

                              Applicable Conversion Price

                              ------------------------
                              Signature

                              ------------------------
                              Name

                              ------------------------
                              Address

     IN  WITNESS   WHEREOF,   I  have  executed  this  Amended   Certificate  of
Designation, Preferences and Rights this 16th day of August, 2001.




                                    --------------------------
                                    Patricia B. Prichep,
                                    Senior Vice President of Operations